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Exhibit (a)(5)

National Bank Holdings Corporation Commences Self Tender Offer
to Repurchase up to $100 million of its Common Stock
Through a Modified "Dutch Auction" Tender Offer

GREENWOOD VILLAGE, Colo.,—July 6, 2015—National Bank Holdings Corporation (NYSE: NBHC) ("NBHC" or the "Company") announced today that it has commenced a modified "Dutch auction" tender offer to purchase up to $100.0 million of its Class A common stock at a price per share not less than $19.60 and not greater than $22.50. The tender offer is expected to expire on July 31, 2015, unless extended. The maximum number of shares proposed to be purchased in the tender offer represents approximately 14.6% of NBHC's currently outstanding common stock. Tenders of shares must be made prior to the expiration of the tender offer and may be withdrawn at any time prior to that time. As of June 30, 2015, NBHC had 35,053,339 shares of common stock outstanding, excluding 1,043,228 shares of restricted Class A common stock issued but not yet vested.

        A modified "Dutch auction" tender offer allows stockholders to indicate how many shares and at what price(s) they wish to tender their shares within the specified price range. On the terms and subject to the conditions of the tender offer, the Company's stockholders will have the opportunity to tender some or all of their shares at a price within the $19.60 to $22.50 per share range. Based on the number of shares tendered and the prices specified by the tendering stockholders, NBHC will determine the lowest per-share price within the range that will enable it to purchase $100.0 million of shares, or such lesser number of shares that are tendered and not withdrawn. All shares accepted in the tender offer will be purchased at the same price per share even if a stockholder tendered at a lower price. If stockholders tender more than $100.0 million of shares at or below the purchase price per share, NBHC will purchase such number of shares tendered at or below the determined purchase price by those stockholders as is obtained by dividing $100.0 million by such purchase price, subject to proration and certain other factors. All shares tendered at prices higher than the purchase price will not be purchased and will be promptly returned to stockholders.

        The tender offer is not conditioned upon any minimum number of shares being tendered; however, the tender offer is subject to a number of other terms and conditions. NBHC expects to fund the purchase of shares in the tender offer with cash on hand.

        NBHC's capital management strategy includes many options, and which tool it elects to use is dependent upon market conditions. Since its inception, NBHC has used its strong capital position to support organic growth, make accretive acquisitions, pay dividends and fund share repurchases. At the moment, NBHC believes that accelerating its share repurchase program via this tender offer will significantly enhance shareholder value, while leaving it with excess capital to support organic growth and other strategic options including acquisitions.

        None of NBHC, its board of directors, the dealer manager and information agent or the depositary is making any recommendations to stockholders as to whether to tender or refrain from tendering their shares into the tender offer. Stockholders must decide how many shares they will tender, if any, and the price within the stated range at which they will offer their shares for purchase by NBHC. NBHC's directors and executive officers have advised NBHC that they do not intend to tender any of their shares in the tender offer.

        Keefe, Bruyette & Woods, Inc. is the dealer manager and information agent for the tender offer. The depositary is American Stock Transfer & Trust Company, LLC. Wachtell, Lipton, Rosen & Katz is NBHC's legal counsel for the tender offer.

        The Offer to Purchase, a letter of transmittal and related documents will be mailed to stockholders of record and also will be made available for distribution to beneficial owners of NBHC's stock. For questions and information, please call the dealer manager and information agent toll-free at 877-892-9475.

About National Bank Holdings Corporation

        National Bank Holdings Corporation is a bank holding company created to build a leading community bank franchise delivering high-quality client service and committed to shareholder results. National Bank Holdings Corporation operates a network of 97 banking centers located in Colorado, the greater Kansas City region and Texas. Through its subsidiary, NBH Bank, N.A., it operates under the following brand names: Community Banks of Colorado in Colorado, Bank Midwest in Kansas and Missouri, and Hillcrest Bank in Texas. Additional information about National Bank Holdings Corporation can be found at www.nationalbankholdings.com.

Certain Information Regarding the Tender Offer

        The information in this press release describing the Company's tender offer is for informational purposes only and does not constitute an offer to buy or the solicitation of an offer to sell shares of the Company's Class A common stock in the tender offer. The tender offer is being made only pursuant to the Offer to Purchase and the related materials that the Company is distributing to its stockholders, as they may be amended or supplemented. Stockholders should read such Offer to Purchase and related materials carefully and in their entirety because they contain important information, including the various terms and conditions of the tender offer. Stockholders of the Company may obtain a free copy of the Tender Offer Statement on Schedule TO, the Offer to Purchase and other documents that the Company is filing with the Securities and Exchange Commission from the Securities and Exchange Commission's website at www.sec.gov. Stockholders or investors who have questions or need assistance or may obtain a copy of these documents, without charge, by calling Keefe, Bruyette & Woods, Inc., the dealer manager and information agent for the tender offer, toll free at 877-892-9475. Stockholders are urged to carefully read all of these materials prior to making any decision with respect to the tender offer.

Forward Looking Statements

        This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements contain words such as "anticipate," "believe," "can," "would," "should," "could," "may," "predict," "seek," "potential," "will," "estimate," "target," "plan," "project," "continuing," "ongoing," "expect," "intend" or similar expressions that relate to the Company's strategy, plans or intentions. Forward-looking statements involve certain important risks, uncertainties and other factors, any of which could cause actual results to differ materially from those in such statements. Such factors include, without limitation, the "Risk Factors" referenced in our most recent Form 10-K filed with the Securities and Exchange Commission (SEC), other risks and uncertainties listed from time to time in our reports and documents filed with the SEC, and the following additional factors: ability to execute our business strategy; business and economic conditions; economic, market, operational, liquidity, credit and interest rate risks associated with the Company's business; effects of any changes in trade, monetary and fiscal policies and laws; changes imposed by regulatory agencies to increase capital standards; effects of inflation, as well as, interest rate, securities market and monetary supply fluctuations; changes in consumer spending, borrowings and savings habits; the Company's ability to identify potential candidates for, consummate, integrate and realize operating efficiencies from, acquisitions; the Company's ability to successfully convert core operating systems, at the estimated cost, without significant business interruption and to realize the anticipated benefits; the Company's ability to achieve organic loan and deposit growth and the composition of such growth; changes in sources and uses of funds; increased competition in the financial services industry; the effect of changes in accounting policies and practices; the share price of the Company's stock; the Company's ability to realize deferred tax assets or the need for a valuation allowance; continued consolidation in the financial services industry; ability to maintain or increase market share and control expenses; costs and effects of changes in laws and regulations and of other legal and regulatory developments; technological changes; the timely development and acceptance of new products and services; the Company's continued ability to attract and maintain qualified personnel; ability to implement and/or improve operational management and other internal risk controls and processes and reporting system and procedures; regulatory limitations on dividends from the Company's bank subsidiary; changes in estimates of future loan reserve requirements based upon the periodic review thereof under relevant regulatory and accounting requirements; widespread natural and other disasters, dislocations, political instability, acts of war or terrorist activities, cyberattacks or international hostilities; impact of reputational risk; and success at managing the risks involved in the foregoing items. The Company can give no assurance that any goal or plan or expectation set forth in forward-looking statements can be achieved and readers are cautioned not to place undue reliance on such statements. The forward-looking statements are made as of the date of this press release, and the Company does not intend, and assumes no obligation, to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events or circumstances, except as required by applicable law.

Contact:

        Analysts/Institutional Investors: Brian Lilly, Chief Financial Officer, (720) 529-3315, blilly@nationalbankholdings.com

        Media: Whitney Bartelli, SVP Director of Marketing, (816) 298-2203, whitney.bartelli@nbhbank.com

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  Exhibit (a)(5)